SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)


                          STRATEGIC DIAGNOSTICS, INC.
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                                (NAME OF ISSUER)


                           COMMON STOCK, NO PAR VALUE
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                         (TITLE OF CLASS OF SECURITIES)


                                   862 700101
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                                 (CUSIP NUMBER)


            MATTHEW J. CODY - 157 CLIFF ROAD, BELLE TERRE, NY 11777
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(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                                 COMMUNICATIONS)


                                OCTOBER 14, 2005
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(E), 13D-1(F) OR 13D-1(G), CHECK THE FOLLOWING BOX / /.

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13D

CUSIP  NO: 862 700101
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(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Matthew J. Cody
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(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (A)  / /  N/A
     (SEE  INSTRUCTIONS)                                        (B)  / /  N/A

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(3)  SEC USE ONLY

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(4)  SOURCE OF FUNDS (SEE INSTRUCTIONS)

     PF
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(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        / / N/A
     PURSUANT TO  ITEMS  2(D)  OR  2(E)

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(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
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NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY                0
OWNED BY EACH          ---------------------------------------------------------
REPORTING PERSON       (8)  SHARED VOTING POWER
WITH                        1,250,000 shares of common stock
                       ---------------------------------------------------------
                       (9)  SOLE DISPOSITIVE POWER
                            0
                       ---------------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER
                            1,250,000 shares of common stock
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(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,250,000 shares of common stock
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(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          / /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

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(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.32%
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(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
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

                                    SIGNATURE



     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED:                                             /s/  Matthew J. Cody
                                                   ---------------------------